UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road		08550
Princeton Junction, New Jersey		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 14, 2010, the Board of Director of Mistras Group, Inc. (the “Company”) adopted a compensation plan for non-employee directors of the Company. Under the plan, non-employee directors receive an annual retainer of $20,000 plus an annual restricted stock grant of $20,000 of Company stock (based upon the fair market value on the date of the grant). In addition, the Audit Committee chairperson will receive an annual fee of $10,000 and the chairperson for each of the Compensation Committee and the Corporate Governance Committee will each receive an annual fee of $7,500. The retainers and committee chair fees will be paid quarterly in cash. The restricted stock grant will be made once a year and will vest 25% on the one year anniversary date of the grant and 25% on each succeeding anniversary date.

The Company and its Chairman and Chief Executive Officer, Sotirios J. Vahaviolos, entered into an amendment, dated July 14, 2010, to Dr. Vahaviolos’ employment agreement with the Company to extend the expiration date of the initial term from August 31, 2011 to August 31, 2013.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2010, Francis T. Joyce was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company, replacing the Company’s retiring CFO, Paul “Pete” Peterik. Mr. Peterik will remain with the Company for a period of time to assist with the transition. The press release announcing Mr. Joyce’s appoint is attached to this report as an exhibit.

Mr. Joyce, age 57, most recently was the chief financial officer of Macquarie Infrastructure Company LLC, a New York Stock Exchange infrastructure operation and investment company that provides services in the general aviation, bulk liquid storage, gas utility, district cooling and airport parking industries. Prior to Macquarie, Mr. Joyce served as chief financial officer of IMAX Corporation, a NASDAQ company, from 2001 until 2006 and from 1998 to 2001, he served as chief financial officer and treasurer of TheGlobe.com. Mr. Joyce started his career in public accounting at KPMG in New York. In connection with accepting the position with the Company, Mr. Joyce has been granted an option to purchase 35,000 shares of the Company’s common stock at $10.03 per share, which will vest 25% on the one year anniversary date of the July 13, 2010 grant date and 25% on each succeeding anniversary date. Mr. Joyce will receive an annual salary of $230,000, will be eligible for short-term and long-term incentive awards in a manner typical with other executives of the Company, and will receive $450 monthly vehicle allowance.

There has been no transaction since May 31, 2009, or proposed transaction, to which the Company was or is to be a party in which Mr. Joyce had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-K. There are no family relationships between Mr. Joyce and any other officer or director of the Company.

On July 14, 2010, Elizabeth A. Burgess informed the Board that she has decided not to stand for re-election as a director of the Company at its 2010 annual meeting. Ms. Burgess joined the Company’s Board in October 2005 in connection with an investment in the Company by Altus Capital Partners, Inc., where Ms. Burgess is a senior partner. Prior to the Company’s IPO in October 2009, Altus owned 11.5% of the equity interests in the Company. As a result of the IPO and the disposition of shares of the Company by Altus, Altus’ ownership in the Company is now about 2% of the outstanding shares. Accordingly, Ms. Burgess has decided to concentrate her time and efforts in other areas.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits

99.1	Press release issued by Mistras Group, Inc. on July 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: July 16, 2010	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary

Exhibit No.	Description
99.1	Press release issued by Mistras Group, Inc. on July 12, 2010.